Exhibit 99.1

DayStar Technologies Announces 2009 Third Quarter Financial Results

Santa Clara, CA, November 9, 2009 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its third quarter ended September 30, 2009.

Net loss for the third quarter of 2009 was $6.2 million or $0.18 per share, compared with a net loss of $6.7 million or $0.20 per share in the third quarter of 2008. The lower net loss reflects the implementation of cost savings measures including a reduction in workforce, and also reflects the decrease in payroll and research and development expenses resulting from the sale of DayStar’s Halfmoon, NY operations early in the quarter. The per share losses were calculated on the weighted average common shares outstanding of 33.4 million for the third quarter ended September 30, 2009, compared with 33.3 million for the third quarter ended September 30, 2008.

DayStar had cash and cash equivalents of $1.7 million at September 30, 2009, compared with $17.1 million at December 31, 2008. Net property and equipment was $47.6 million at September 30, 2009 compared to $37.1 million at December 31, 2008, reflecting DayStar’s investment in equipment and improvements, as well as progress made on the construction of production equipment during 2009. As of September 30, 2009, DayStar had total liabilities of $23.8 million, and total stockholders’ equity was $26.2 million. During the third quarter of 2009, DayStar received $2.0 million in bridge financing from Mr. Peter Alan Lacey. In order to continue operations and to build-out its initial manufacturing line and commence commercial shipments of its product, DayStar will require substantial additional funds in the near term. For a description of DayStar’s capital resources and additional funding requirements, please refer to the “Liquidity and Capital Resources” section of DayStar’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission earlier today.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Contact:

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
Chief Financial Officer	Vice President – Corporate Development
408/582.7100	408/907.4633
investor@daystartech.com	investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,675,931	$17,120,401
Other current assets	377,084	543,357

Total current assets	2,053,015	17,663,758

Property and Equipment, at cost	53,262,329	46,022,825
Less accumulated depreciation and amortization	(5,650,243)	(8,942,105)

Net property and equipment	47,612,086	37,080,720

Other Assets:
Other assets	309,321	204,108

Total Assets	$49,974,422	$54,948,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$18,184,380	$7,554,814
Notes and capital leases payable, current portion, net of discount of $1,721,718 and $0, respectively	278,282	171,983
Stock warrants	416,667	—
Deferred rent, current portion	136,769	175,212
Deferred revenue	—	420,000

Total current liabilities	19,016,098	8,322,009
Long-Term Liabilities:
Deferred rent	3,375,917	2,951,557
Conversion feature	1,128,066	—
Stock warrants	293,898	125,481

Total long-term liabilities	4,797,881	3,077,038
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 33,538,112 and 33,438,862 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	335,381	334,389
Additional paid-in capital	143,264,901	140,179,025
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(107,294,448)	(86,818,484)

Total stockholders’ equity	26,160,443	43,549,539

Total Liabilities and Stockholders’ Equity	$49,974,422	$54,948,586

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Product revenue	$—	$—	$—	$—
Research and development contract revenue	—	—	—	—

Total revenue	—	—	—	—
Costs and Expenses:
Research and development	2,998,177	5,135,579	12,164,271	11,991,015
Selling, general and administrative	2,006,535	2,016,110	4,846,650	6,806,396
Restructuring	—	—	—	—
Depreciation and amortization	807,716	783,268	2,795,026	2,307,672

Total costs and expenses	5,812,428	7,934,957	19,805,947	21,105,083
Other Income (Expense):
Other (expense) income	(341,985)	268,394	(485,278)	716,165
Interest expense	(36,390)	(8,877)	(105,597)	(32,039)
Amortization of note discount and financing costs	(107,483)	—	(107,483)	—
Gain on derivative liabilities	128,983	926,664	28,341	1,914,782
Loss on extinguishment of debt	—	—	—	—

Total other income (expense)	(356,875)	1,186,181	(670,017)	2,598,908

Net Loss	$(6,169,302)	$(6,748,776)	$(20,475,964)	$(18,506,175)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,354,884	33,348,373	33,411,894	33,073,037

Net Loss Per Share (Basic and Diluted)	$(0.18)	$(0.20)	$(0.61)	$(0.56)